Supplement dated February 10, 2006, to prospectus supplement dated March 22, 2005 (to prospectus dated March 22, 2005)

$647,500,000

(Approximate)

American Home Mortgage Investment Trust 2005-1

Issuing Entity

American Home Mortgage Servicing, Inc.

RMBS Servicer

American Home Mortgage Acceptance, Inc.

Sponsor

American Home Mortgage Securities LLC

Depositor

American Home Mortgage Investment Trust 2005-1,

Mortgage-Backed Notes, Series 2005-1

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated March 22, 2005.

Subject to the terms and conditions set forth in an underwriting agreement dated as of February 10, 2006, the Depositor has agreed to sell, and the Underwriter has agreed to purchase, $647,500,000 current Note Principal Balance of the Class VI-A Notes (the “Notes”). Distribution of the Notes will be made from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of the Notes, before deducting expenses payable by the Depositor, will be approximately 99.75% of the aggregate initial Note Principal Balance of the Notes plus accrued interest on the Notes from February 1, 2006. In connection with the purchase and sale of the Notes, the Underwriter may be deemed to have received compensation from the Depositor in the form of underwriting discounts.

The Notes are offered subject to (i) receipt and acceptance by the Underwriter, (ii) prior sale, and (iii) the Underwriter’s right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. The Notes are expected to be delivered through the facilities of DTC, Clearstream, Luxembourg and the Euroclear System on or about February 13, 2006.

The underwriting agreement provides that the Depositor and the Sponsor, jointly and severally, will indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or will contribute to payments the Underwriter may be required to make in respect thereof.

Goldman, Sachs & Co.

The Securities Administrator provides monthly unaudited reports concerning the trust fund (“Securityholder Reports”) to all registered holders of each class of Offered Notes as described in the Prospectus under "Description of the Securities—Reports to Securityholders." The Securityholder Reports are filed with the Commission as required under the Exchange Act and the Commission's related rules and regulations. All Securityholder Reports filed prior to the termination of the offering of the Class VI-A Notes are incorporated in this Supplement by reference and can be obtained at www.sec.gov.

All references to “Issuer” in the prospectus supplement shall be changed to “Issuing Entity”.

All references to “Seller” in the prospectus supplement shall be changed to “Sponsor”.

On page S-5 of the prospectus supplement, the first sentence under “Summary of the Prospectus Supplement” shall be deleted in its entirety and replace with the following:

The following summary is a brief description of the important features of the Notes offered by this prospectus supplement but does not contain all of the information that you should consider in making your investment decision.

On page S-5 of the prospectus supplement under “Summary of the Prospectus Supplement”, the following shall be added as a new row directly under “Seller”:

Originator	American Home Mortgage Corp.

On page S-6 of the prospectus supplement, the following shall be added after the table:

Note:

The notes offered hereby represent interests solely in American Home Mortgage Investment Trust Series 2005-1 and do not represent interests in or obligations of the sponsor, depositor, or any of their affiliates.

On page S-9 of the prospectus supplement under “Summary of the Prospectus Supplement”, the following shall be added as a new section after “The Mortgage Loans”:

The Originator

All of the mortgage loans were originated by American Home Mortgage Corp.

On page S-11 of the prospectus supplement, the entire section “The Group VI Loans” under “Summary of the Prospectus Supplement—The Group VI Loans” shall be deleted in its entirety and replaced with the following:

The Group VI Loans

The group VI mortgage loans will consist of adjustable-rate mortgage loans, all of which are hybrid mortgage loans with an initial fixed-rate period of two years, five years or seven years. The group VI mortgage loans are comprised of mortgage loans that conform to Freddie Mac and Fannie Mae loan balance limits.

The following table summarizes the approximate characteristics of all of the group VI initial mortgage loans as of January 1, 2006:

Number of mortgage loans:	5,396
Aggregate stated principal
balance:	$998,415,272
Range of scheduled
principal balances:	$19,931 to $665,000
Average scheduled
principal balance:.	$185,029
Range of mortgage rates:	3.875% to 8.000%
Weighted average mortgage rate:	5.867%
Range of remaining terms to stated
maturity (months):	331 to 351 months
Weighted average remaining terms
to stated maturity (months):	350 months
Weighted average loan-to-value
ratio at origination:	75.63%
Weighted average gross margin:	3.158%
Weighted average maximum lifetime
mortgage rate (per annum):	10.871%
Weighted average months to first
interest adjustment date (months):	50
Loan Index Type:
6 Month LIBOR	61.83%
1 Year LIBOR	38.09%
1 Year CMT	0.09%

On page S-12 of the prospectus supplement, the following shall be added as a new section entitled “Removal and Substitution of a Mortgage Loan” directly after “The Group IX HELOCs” under “Summary of the Prospectus Supplement”:

Removal and Substitution of a Mortgage Loan

If the Indenture Trustee finds any document constituting part of the Mortgage File not to have been executed or received, or to be unrelated to the Mortgage Loans or to not conform with the review criteria set forth in the indenture, the Indenture Trustee shall promptly notify the Sponsor and the Credit Enhancer of such finding and the Sponsor’s obligation to cure such defect or repurchase or substitute for the related Mortgage Loan. The Sponsor must then correct or cure any such defect within 90 days from the date of notice from the Indenture Trustee of the defect and if the Sponsor fails to correct or cure such defect within such period and such defect materially and adversely affects the interests of the Noteholders in the related Mortgage Loan, the Sponsor will, in accordance with the terms of the mortgage loan purchase agreement, within 90 days of the date of notice, provide the Indenture Trustee with a substitute Mortgage Loan (if within two years of the Closing Date); provided that, if such defect would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Internal Revenue Code, any such cure or substitution must occur within 90 days from the date such breach was discovered.

On page S-16 of the prospectus supplement, the following shall be added as a new section entitled “Servicing Fees” directly after the section “Advances” under “Summary of the Prospectus Supplement”:

Servicing Fees

With respect to each mortgage loan, the amount of the annual RMBS servicing fee that shall be paid to the RMBS servicer is, for a period of one full month, equal to one-twelfth of the product of (a) (i) with respect to any mortgage loan with an original principal balance of less than or equal to $359,650, 0.375% and (ii) with respect to each other mortgage loan, 0.250% and (b) the stated principal balance of such mortgage loan as of the first day of the related due period. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a mortgage loan is computed. The RMBS servicing fee is payable from the interest portion of monthly payments collected on the mortgage loans.

The following risk factor shall be added as a new risk factor on page S-36 of the prospectus supplement:

Credit Scores Mentioned in this Prospectus Supplement are Not an Indicator of Future Performance of Borrowers.

Investors should be aware that credit scores are based on past payment history of the borrower. Investors should not rely on credit scores as an indicator of future borrower performance.

On page S-36 of the prospectus supplement, the following section shall be added as a new section after the section “Risk Factors”:

TRANSACTION SUMMARY

Mortgagors
originate loans
amount financed
loan payments
American Home Mortgage Investment Corp.
Originator
RMBS Servicer
Services loans
purchase loans
loan purchase price
loan payments
American Home Mortgage Acceptance, Inc.
Sponsor
Purchases loans
Forms pool
Wells Fargo
Master Servicer/Securities Administrator
Aggregates collections
Calculates cashflows
Remits to trustee
asset pool
net offering proceeds
American Home Mortgage Securities LLC
Depositor
Creates issuing entity
net offering proceeds
Class VI-A Notes
Goldman, Sachs & Co.
Underwriter
Sells Class VI-A Notes to investors
offering proceeds
asset pool
Class VI-A Notes
American Home Mortgage Investment Trust 2005-1
Issuing entity
Holds pool
Issues Class VI-A Notes
Deutsche Bank National Trust Company
Trustee
Represents investors' interests
Remits to trustee
Investors
Class VI-A Notes
Monthly distributions

In the carryover paragraph at the top of page S-38 of the prospectus supplement, the following sentence shall be added after the first full sentence:

As to each mortgage loan, the RMBS Servicer will be responsible for calculating and implementing interest rate adjustments.

On page S-39 of the prospectus supplement, the following paragraph shall be added as the last paragraph under “The Mortgage Pool—General”:

Approximately 0.67% of the Group VI Loans will be at least 30 days and less than 60 days delinquent as of January 1, 2006. Approximately 0.24% of the Group VI Loans will be at least 60 days and less than 90 days delinquent as of January 1, 2006. Approximately 0.06% of the Group VI Loans will be at least 90 days and less than 120 days delinquent as of January 1, 2006. Approximately 0.08% of the Group VI Loans will be at least 120 days and less than 150 days delinquent as of January 1, 2006. Approximately 0.10% of the Group VI Loans will be at least 150 days and less than 180 days delinquent as of January 1, 2006. Approximately 0.12% of the Group VI Loans will be at least 180 days and less than 210 days delinquent as of January 1, 2006. Approximately 0.31% of the Group VI Loans will be at least 210 days delinquent as of January 1, 2006. Approximately 0.59% of the Group VI Loans will be in foreclosure as of January 1, 2006. Approximately 0.31% of the Group VI Loans will be in bankruptcy as of January 1, 2006. Approximately 0.04% of the Group VI Loans will be REO properties as of January 1, 2006. A loan is considered to be delinquent when a payment due on any due date remains unpaid as of the close of business on the last business day immediately prior to the next monthly due date. The determination as to whether a loan falls into this category is made as of the close of business on the last business day of each month.

On page S-46 of the prospectus supplement, the entire section “Initial Loan Group VI” under “The Mortgage Pool—Mortgage Loan Characteristics” shall be deleted in its entirety and replaced with the following:

Initial Loan Group VI

The group VI initial mortgage loans will have an aggregate principal balance as of January 1, 2006 of approximately $998,415,272, after application of scheduled payments due on or before January 1, 2006, whether or not received. All of the group VI initial mortgage loans are secured by first liens on the related mortgaged property.

The average principal balance of the group VI initial mortgage loans at origination will be approximately $185,782. No group VI initial mortgage loan had a principal balance at origination of greater than approximately $665,000 or less than approximately $21,600. The average principal balance of the group VI initial mortgage loans as of January 1, 2006 will be approximately $185,029. No group VI initial mortgage loan had a principal balance as of January 1, 2006 of greater than approximately $665,000 or less than approximately $19,931.

As of January 1, 2006, the group VI initial mortgage loans will have mortgage rates ranging from approximately 3.875% per annum to approximately 8.000% per annum and the weighted-average mortgage rate will be approximately 5.867% per annum. The weighted average remaining term to stated maturity of the group VI initial mortgage loans will be approximately 350 months as of January 1, 2006. None of the group VI initial mortgage loans will have a first Due Date prior to September 1, 2003, or after May 1, 2005, or will have a remaining term to maturity of less than 331 months or greater than 351 months as of January 1, 2006. The latest maturity date of any group VI initial mortgage loan is April 2035.

Approximately 9.17% of the group VI initial mortgage loans will provide for prepayment charges.

The Loan-to-Value ratio of a mortgage loan secured by a first lien is equal to the ratio, expressed as a percentage, of the principal amount of the loan at origination, to the lesser of the appraised value of the related mortgaged property at the time of origination and the sales price. The weighted average of the loan-to-value ratios at origination of the group VI initial mortgage loans will be approximately 75.63%. No loan-to-value ratio at origination of any group VI initial mortgage loan was greater than approximately 100.00% or less than approximately 13.30%.

On pages S-51 of the prospectus supplement, the following sentence will be added to the first paragraph under “The RMBS Master Servicer and the Servicers—RMBS Master Servicer”:

The Depositor, the Sponsor and the RMBS Servicer may maintain banking and other commercial relationships with the RMBS Master Servicer and its affiliates.

On pages S-51 of the prospectus supplement, the first paragraph under “The RMBS Master Servicer and the Servicers—RMBS Master Servicer” shall be deleted in its entirety and replaced with the following:

Wells Fargo Bank, National Association, referred to in this prospectus supplement as the RMBS Master Servicer, will act as the RMBS Master Servicer of the mortgage loans pursuant to the RMBS Master Servicing Agreement, dated as of the Closing Date, among the RMBS Master Servicer, Securities Administrator, Indenture Trustee and Issuer. The RMBS Master Servicer is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company with approximately $397 billion in assets, 24 million customers and 143,000 employees, Wells Fargo & Company is a leading U.S. bank holding company, providing banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. Wells Fargo Bank’s principal corporate trust offices are located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

As of November 30, 2005, the RMBS Master Servicer was acting as master servicer for approximately 940 series of residential mortgage-backed securities with an aggregate outstanding principal balance of approximately $428,268,679,337.

On pages S-52 of the prospectus supplement, the first paragraph under “The RMBS Master Servicer and the Servicers—RMBS Servicer and HELOC Servicer” shall be deleted in its entirety and replaced with the following:

American Home Mortgage Servicing, Inc., referred to herein as the RMBS Servicer, will act as the RMBS Servicer of the mortgage loans pursuant to the RMBS Servicing Agreement. The RMBS Servicer is a Maryland corporation. The RMBS Servicer is engaged in the business of servicing single family residential mortgage loans secured by properties located in all 50 states and the District of

Columbia. The RMBS Servicer has been servicing mortgage loans since its incorporation in 1972. The RMBS Servicer may use subservicers with respect to all or a portion of the mortgage loans, although the RMBS Servicer is not using any subservicers as of January 1, 2006.

The RMBS Servicer will send statements to borrowers and process the payments as received by depositing them within two business days into the Protected Account. If the borrower is delinquent, the RMBS Servicer will attempt to contact the borrower in an effort to make the borrower current. If the borrower is delinquent for 90 days or more, the RMBS Servicer will begin the foreclosure process with respect to the borrower. As part of the foreclosure process, a sale of the property may occur in which the RMBS Servicer may take possession of the property as “real estate owned” property, commonly known as an REO property. The RMBS Servicer will manage any REO property in an attempt to maximize the proceeds from the sale to a third party.

The following table shows the size, composition, and growth of the RMBS Servicer’s portfolio of hybrid mortgage loans with an initial fixed rate period of five and seven years for the past three years:

5/1 Hybrids	Year Ending December 31, 2003	Year Ending December 31, 2004	Year Ending December 31, 2005
Number of Loans	4,121	14,169	25,168
Principal Balance	$812,553,767	$3,311,697,115	$7,055,815,247
7/1 Hybrids	Year Ending December 31, 2003	Year Ending December 31, 2004	Year Ending December 31, 2005
Number of Loans	1,916	4,539	3,898
Principal Balance	$382,184,360	$895,347,421	$784,386,512

The RMBS Servicer is not aware that any default or servicing related performance trigger has occurred as to any other securitization for which it acts as a master servicer, a servicer or a sub-servicer. The RMBS Servicer is not aware of any material noncompliance with any applicable servicing criteria as to any other securitizations. The RMBS Servicer outsources to various third-parties some of its obligations, including tracking of taxes and insurance and the management and sale of REO property. However, all servicing decisions are made by the RMBS Servicer.

The RMBS Servicer is an affiliate of American Home Mortgage Investment Corp., also referred to herein as American Home, a publicly-traded mortgage real estate investment trust that trades on the New York Stock Exchange under the symbol “AHM”. The financial statements of American Home may be found at www.sec.gov. The RMBS Servicer is a “taxable REIT subsidiary” of American Home.

A description of the duties of the RMBS Servicer, including the RMBS Servicer’s process for handling delinquencies, losses, bankruptcies and recoveries, may be found under “Servicing of Mortgage Loans “ in the prospectus.

Collections on the mortgage loans will be maintained in a payment clearing account for two days before being deposited into a specifically designated custodial account, segregated from the other assets of the securitization.

Because the mortgage loans are hybrid mortgage loans, the RMBS Servicer will be required to change the calculation of the monthly payment on each mortgage loan after the initial fixed-rate period. The RMBS Servicer has procedures in place to change the amount of the monthly payment as reflected on the payment statements of the borrower.

The RMBS Servicer may not waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term, or in any manner grant indulgence to any Mortgagor unless the RMBS Servicer has obtained the prior written consent of the RMBS Master Servicer, which consent shall not be unreasonably withheld. If the RMBS Servicer reduces the borrower’s monthly payment, the amount payable to the Trust may be reduced.

The RMBS Servicer does not have any custodial responsibility for the Mortgage Loans. The Indenture Trustee has sole custodial responsibility pursuant to the Indenture.

The RMBS Servicer’s liability is described in “Servicing of Mortgage Loans— Certain Matters Regarding the Master Servicer and the Company” in the prospectus.

The RMBS Servicer is not aware of any material legal proceeds pending against it or against any of its property, including any proceedings known to be contemplated by governmental authorities.

The RMBS Servicer is an affiliate of the Originator.

On pages S-53 through S-55 of the prospectus supplement, the entire section “Delinquency and Foreclosure Experience” under “The RMBS Master Servicer and the Servicers—RMBS Servicer and HELOC Servicer” shall be deleted in its entirety.

On page S-63 of the prospectus supplement, the entire section “Mortgage Loan Origination” shall be deleted in its entirety and replaced with the following:

THE ORIGINATOR

American Home Mortgage Corp., also referred to herein as the Originator, is a New York corporation. The Originator conducts lending through retail and wholesale loan production offices and its correspondent channel as well as its direct-to-consumer channel supported by the Originator’s call center. The Originator operates more than 500 retail and wholesale loan production offices located in 46 states and makes loans throughout all 50 states and the District of Columbia. The Originator has been originating mortgage loans since its incorporation in 1988, and has been originating hybrid mortgage loans since such date. The principal executive offices of the Originator are located at 538 Broadhollow Road, Melville, New York 11747.

The following table reflects the Originator’s originations of hybrid mortgage loans with an initial fixed rate period of five and seven years for the past three years:

5/1 Hybrids	Year Ending December 31, 2003	Year Ending December 31, 2004	Year Ending December 31, 2005
Number of Loans	6,262	10,901	18,361
Principal Balance	$1,370,068,114	$2,806,230,031	$5,886,948,034

7/1 Hybrids	Year Ending December 31, 2003	Year Ending December 31, 2004	Year Ending December 31, 2005
Number of Loans	3,294	2,518	897
Principal Balance	$691,985,236	$583,906,768	$289,415,134

The Originator is not aware of any material legal proceeds pending against it or against any of its property, including any proceedings known to be contemplated by governmental authorities material to the holders of the Notes.

Underwriting Criteria

The following information generally describes the Originator's underwriting guidelines with respect to mortgage loans originated pursuant to its “conforming” or “prime” underwriting guidelines and its Alt-A underwriting guidelines.

The mortgage loans have been purchased or originated, underwritten and documented in accordance with the guidelines of Fannie Mae, Freddie Mac, the Federal Housing Administration (FHA), the U.S. Department of Veterans Affairs (VA), the U.S. Department of Agriculture Guaranteed Rural Housing Program (GRH), Ginnie Mae, the underwriting guidelines of specific private investors, and the non-conforming or Alt-A underwriting guidelines established by the Originator. Conforming conventional loans must generally be approved by the Desktop Underwriter and Loan Prospector automated underwriting systems of Fannie Mae and Freddie Mac. FHA and VA loans are generally approved by these same automated underwriting systems.

The Originator's non-conforming underwriting guidelines are similar to those of the government sponsored enterprises Fannie Mae and Freddie Mac, but these loans are “non-conforming” in that they may not conform to the maximum loan amounts and in some cases to the underwriting guidelines of Fannie Mae and Freddie Mac. These non-conforming loans do not conform to and are not insurable by the Federal Housing Administration nor can they be guaranteed by the U.S. Department of Veterans Affairs.

The Originator's underwriting philosophy is to weigh all risk factors inherent in the loan file, giving consideration to the individual transaction, borrower profile, the level of documentation provided and the property used to collateralize the debt. These standards are applied in accordance with applicable federal and state laws and regulations. Exceptions to the underwriting standards may be permitted where compensating factors are present. In the case of investment properties and two- to four-unit dwellings, income derived from the mortgage property may have been considered for underwriting purposes, in addition to the income of the mortgagor from other sources. With respect to second homes and vacation properties, no income derived from the property will have been considered for underwriting purposes. Because each loan is different, the Originator expects and encourages underwriters to use professional judgment based on their experience in making a lending decision.

The Originator underwrites a borrower's creditworthiness based solely on information that the Originator believes is indicative of the applicant's willingness and ability to pay the debt they would be incurring.

Non-conforming loans are generally documented to the requirements of Fannie Mae and Freddie Mac, in that the borrower provides the same information on the loan application along with documentation to verify the accuracy of the information on the application such as income, assets, other liabilities, etc. Certain non-conforming stated income or stated asset products allow for less verification documentation than Fannie Mae or Freddie Mac require. Certain non-conforming Alt-A products also allow for less verification documentation than Fannie Mae or Freddie Mac require. For these Alt-A products, the borrower may not be required to verify employment income, assets required to close or both. For some other Alt-A products, the borrower is not required to provide any information regarding employment income, assets required to close or both. Alt-A products with less verification documentation generally have other compensating factors such as higher credit score or lower loan-to-value requirements.

The Originator obtains a credit report for each borrower that summarizes each borrower's credit history. The credit report contains information from the three major credit repositories, Equifax, Experian and TransUnion. These companies have developed scoring models to identify the comparative risk of delinquency among applicants based on characteristics within the applicant's credit report. A borrower's credit score represents a comprehensive view of the borrower's credit history risk factors and is indicative of whether a borrower is likely to default on a loan. Some of the factors used to calculate credit scores are a borrower's incidents of previous delinquency, the number of credit accounts a borrower has, the amount of available credit that a borrower has utilized, the source of a borrower's existing credit, and recent attempts by a borrower to obtain additional credit. Applicants who have higher credit scores will, as a group, have fewer defaults than those who have lower credit scores. The minimum credit score allowed by the Originator’s non-conforming loan guidelines for these loans is 620 and the average is typically over 700. For the Originator’s Alt-A products, the minimum credit score is generally 580. If the borrowers do not have a credit score they must have an alternative credit history showing at least three trade lines with no payments over 60 days past due in the last twelve months.

In addition to reviewing the borrower's credit history and credit score, the Originator’s underwriters closely review the borrower's housing payment history. In general, for non-conforming loans the borrower should not have made any mortgage payments over 30 days after the due date for the most recent twelve months. In general, for Alt-A loans, the borrower may have no more than one payment that was made over 30 days after the due date for the most recent twelve months.

In order to determine if a borrower qualifies for a non-conforming loan, the loans have been either approved by Fannie Mae's Desktop Underwriter, Freddie Mac's Loan Prospector automated underwriting systems, a customized form of Fannie Mae’s Desktop Underwriter called Custom Desktop Underwriter, or they have been manually underwritten by the Originator’s underwriters. The Originator's Alt-A loan products generally have been approved manually by contract underwriters provided by certain mortgage insurance companies or by the Originator’s senior underwriters. The Originator Solutions products must receive an approval from the Assetwise automated underwriting system. For manually underwritten loans, the underwriter must ensure that the borrower's income will support the total housing expense on an ongoing basis. Underwriters may give consideration to borrowers who have demonstrated an ability to carry a similar or greater housing expense for an extended period. In addition to the monthly housing expense, the underwriter must evaluate the borrower's ability to manage all recurring payments on all debts, including the monthly housing expense. When evaluating the ratio of all monthly debt payments to the borrower's monthly income (debt-to-income ratio), the underwriter should be aware of the degree and frequency of credit usage and its impact on the borrower's ability to repay the loan. For example, borrowers who lower their total obligations should receive favorable consideration and borrowers with a history of heavy usage and a pattern of slow or late payments should receive less flexibility.

Every mortgage loan is secured by a property that has been appraised by a licensed appraiser in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisers perform on-site inspections of the property and report on the neighborhood and property condition in factual and specific terms. Each appraisal contains an opinion of value that represents the appraiser's professional conclusion based on market data of sales of comparable properties and a logical analysis with adjustments for differences between the comparable sales and the subject property and the appraiser's judgment. In addition, each appraisal is reviewed for accuracy and consistency by the Originator’s vendor management company or an underwriter of the Originator or a mortgage insurance company contract underwriter.

The appraiser's value conclusion is used to calculate the ratio (loan-to-value) of the loan amount to the value of the property. For loans made to purchase a property, this ratio is based on the lower of the sales price of the property and the appraised value. The Originator sets various maximum loan-to-value ratios based on the loan amount, property type, loan purpose and occupancy of the subject property securing the loan. In general, the Originator requires lower loan-to-value ratios for those loans that are perceived to have a higher risk, such as high loan amounts, loans in which additional cash is being taken out on a refinance transaction, loans on second homes or loans on investment properties. A lower loan-to-value ratio requires a borrower to have more equity in the property, which is a significant additional incentive to the borrower to avoid default on the loan. In addition, for all loans in which the loan-to-value ratio exceeds 80%, the Originator requires that the loan be insured by a private mortgage insurance company that is approved by Fannie Mae and Freddie Mac. Loans with higher loan-to-value ratios require higher coverage levels. For example, non-conforming loans with loan-to-value ratios of 85%, 90% and 95% require mortgage insurance coverage of 12%, 25% and 30%, respectively. Alt-A loans with full or alternative documentation and loan-to-value ratios of 85%, 90%, 95% and 97% require mortgage insurance coverage of 12-20%, 25%, 30% and 35%, respectively. Alt-A loans with loan-to-value ratios up to 100% require 35% coverage.

The Originator realizes that there may be some acceptable quality loans that fall outside published guidelines and encourages “common sense” underwriting. Because a multitude of factors are involved in a loan transaction, no set of guidelines can contemplate every potential situation. Therefore, each case is weighed individually on its own merits and exceptions to the Originator's underwriting guidelines are allowed if sufficient compensating factors exist to offset any additional risk due to the exception.

On page S-71 of the prospectus supplement, the following section shall be added as a new section after the section entitled “Additional Information”:

STATIC POOL INFORMATION

Static pool information material to this offering may be found at https://www.americanhm.com/StaticPools/AHM2005-16A.aspx.

Information provided through the Internet address above will not be deemed to be a part of this prospectus or the registration statement for the securities offered hereby if it relates to any prior securities pool or vintage formed before January 1, 2006, or with respect to the mortgage pool (if applicable) any period before January 1, 2006.

On page S-71 of the prospectus supplement, the following paragraph shall be added as the new first paragraph under “Description of the Notes—General”:

As of February 13, 2006, the Note Principal Balance of the Class VI-A Notes being offered by this supplement is $647,500,000. The remainder of the Class VI-A Notes, with a Note Principal Balance of $270,978,444.09 after the Payment Date occurring in January 2006, are not offered hereby. The Group VI Loans have prepaid at an average prepayment rate of 20.926% CPR.

On page S-71 of the prospectus supplement, the following sentence shall be added at the end of the second paragraph under “Description of the Notes—General”:

The initial owner of the Trust Certificates is American Home Mortgage Investment Corp.

On page S-136 of the prospectus supplement, the following three sentences shall be added to the first paragraph under “The Issuer”:

The foregoing restrictions are contained in the Trust Agreement. These restrictions cannot be amended unless (A) an opinion of counsel is obtained by the Depositor to the effect that such action will not adversely affect in any material respect the interests of any noteholders or certificateholders, (B) the consent of the Credit Enhancer is obtained and (C) either (a) a letter from the Rating Agencies is obtained that the amendment will not result in the downgrading or withdrawal of the rating then assigned to any Note or (b) the consent of Holders of Certificates evidencing a majority Percentage Interest of the Certificates is obtained and the consent of Noteholders representing at least 51% of the Note Principal Balance of each Class of Notes is obtained. For a description of other provisions relating to amending the permitted activities of the trust, please see “The Agreements — Amendment” in the base prospectus.

On page S-136 of the prospectus supplement, the following paragraph shall be added after the first paragraph under “The Issuer”:

The Issuing Entity is not expected to have any significant assets other than the Trust Estate pledged as collateral to secure the notes. The assets of the Issuing Entity will consist of the mortgage loans pledged to secure the notes. The Issuing Entity’s principal offices are in Wilmington, Delaware, in care of Wilmington Trust Company, as Owner Trustee. The Issuing Entity’s fiscal year end is December 31.

On page S-136 of the prospectus supplement, the following section shall be added as a new section after “The Issuer”:

The Sponsor

The Sponsor will be American Home Mortgage Acceptance, Inc. The Sponsor was incorporated in the State of Maryland on August 14, 2003 as a corporation. The Sponsor was organized for the purpose of serving as a qualified REIT subsidiary of American Home Mortgage Investment Corp. that holds mortgage-backed securities and originates certain mortgage loans.

The Sponsor maintains its principal office at 538 Broadhollow Road, Melville, New York, 11747.

The Sponsor has been securitizing residential mortgage loans since 2003. The following table describes size, composition and growth of the Sponsor’s total portfolio of assets it has securitized as of the dates indicated.

	December 31, 2003		December 31, 2004		December 31, 2005
Loan Type	Number of Mortgage Loans	Principal Balance	Number of Mortgage Loans	Principal Balance	Number of Mortgage Loans	Principal Balance
ARM	581	$ 218,416,081	25,975	$ 6,425,533,717	63,614	$ 13,251,606,581
Fixed Rate	--	--	4,622	$ 726,238,448	15,202	$ 2,252,163,518
HELOC	--	--	2,077	$ 118,965,752	13,517	$ 594,059,434
Second Lien	--	--	--	--	1,455	$ 84,948,589
Total	581	$ 218,416,081	32,674	$ 7,270,737,917	93,788	$ 16,182,778,122

On page S-136 of the prospectus supplement, the following section shall be added as a new section after “The Sponsor”:

The Depositor

The depositor will be American Home Mortgage Securities LLC. The depositor was formed in the State of Delaware on January 26, 2004 as a wholly-owned subsidiary of American Home Mortgage Investment Corp., a Maryland corporation electing to be treated as a real estate investment trust. The depositor was organized for the purpose of serving as a private secondary mortgage market conduit. The depositor does not have, nor is it expected in the future to have, any significant assets. After issuance and registration of the notes contemplated in this prospectus supplement, the depositor will have no duties or responsibilities with respect to the pool assets or the securities.

The depositor maintains its principal office at 538 Broadhollow Road, Melville, New York, 11747. Its telephone number is (516) 396-7700.

The depositor has been serving as a private secondary mortgage market conduit for residential mortgage loans since 2004.

For information on the Depositor’s size, composition and growth of the depositor’s total portfolio of assets it has securitized, see the table under “The Sponsor” above.

On page S-136 of the prospectus supplement, the following sentence shall be added at the end of the first paragraph under “The Indenture Trustee”:

The Depositor and the Master Servicer and their affiliates may maintain other banking relationships in the ordinary course of business with the Indenture Trustee.

On page S-137 of the prospectus supplement, the following shall be added after the second paragraph under “The Indenture Trustee”:

Deutsche Bank National Trust Company (“DBNTC”) is the indenture trustee. DBNTC is a national banking association. DBNTC has previously been appointed to the role of indenture trustee for numerous mortgage-backed transactions in which residential mortgages comprised the asset pool and has significant experience in this area. DBNTC also will act as a custodian of the mortgage files in this transaction pursuant to the indenture. DBNTC has performed this custodial role in numerous mortgage-

backed transactions since 1991. DBNTC will maintain the mortgage files in secure, fire-resistant facilities. DBNTC will not physically segregate the mortgage files from other mortgage files in DBNTC’s custody but will keep them in shared facilities. However, DBNTC’s proprietary document tracking system will show the location within DBNTC’s facilities of each mortgage file and will show that the mortgage loan documents are held by the indenture trustee on behalf of the trust. DBNTC may perform certain of its obligations through one or more third party vendors. However, DBNTC shall remain liable for the duties and obligations required of it under the indenture. DBNTC has no pending legal proceedings that would materially affect its ability to perform its duties as indenture trustee on behalf of the holders of the Notes or as custodian.

DBNTC is providing the information in the foregoing paragraph at the Depositor’s request in order to assist the Depositor’s with the preparation of its disclosure documents to be filed with the SEC pursuant to Regulation AB. Otherwise, DBNTC has not participated in the preparation of such disclosure documents and assumes no responsibility for their contents.

The Indenture Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in the Indenture.

If an Event of Default has occurred and has not been cured or waived, the Indenture Trustee shall exercise such of the rights and powers vested in it by the Indenture, using the same degree of care and skill in their exercise, as a prudent person would exercise under the circumstances in the conduct of his own affairs. Such rights and powers may include the ability:

(i)            to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation to the Indenture Trustee and each predecessor Indenture Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, and all advances made, by the Indenture Trustee and each predecessor Indenture Trustee, except as a result of negligence, willful misconduct or bad faith) and of the Noteholders allowed in such proceedings;

(ii)          unless prohibited by applicable law and regulations, to vote on behalf of the Noteholders in any election of a trustee, a standby trustee or person performing similar functions in any such Proceedings;

(iii)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute all amounts received with respect to the claims of the Noteholders and of the Indenture Trustee on their behalf, and

(iv)         to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee or the Noteholders allowed in any judicial proceedings relative to the Issuing Entity, its creditors and its property.

The Indenture Trustee will promptly mail to each Noteholder notice of the Event of Default after it is known to a responsible officer of the Indenture Trustee, unless such Event of Default shall have been waived or cured.

The Indenture will provide that the Indenture Trustee shall be entitled to withdraw from the Payment Account all amounts reimbursable by the Issuing Entity or from the Payment Account to the Indenture Trustee or the Securities Administrator pursuant to any provision of any operative document, and shall distribute all remaining amounts on deposit in the Payment Account to the Noteholders in respect of the Notes and to such other persons in the order of priority set forth in the Indenture. Under the Indenture, the Issuing Entity (from the assets of the Trust Estate) shall indemnify the Indenture Trustee against any and all loss, liability or expense (including reasonable attorneys’ fees) incurred by the Indenture Trustee in connection with the administration of the Trust Estate and the performance of the Indenture Trustee’s duties under this prospectus supplement. The Issuing Entity is not required, however, to reimburse any expense or indemnify against any loss, liability or expense incurred by the Indenture Trustee through the Indenture Trustee’s own willful misconduct, negligence or bad faith.

On page S-140 of the prospectus supplement, the following shall be added after directly after the first paragraph under “The RMBS Master Servicing Agreements and Servicing Agreements”:

The RMBS Master Servicing Agreement

Neither the RMBS Master Servicer nor any of the directors or officers or employees or agents of the RMBS Master Servicer shall be under any liability to the Depositor, the Issuing Entity, the Owner Trustee, the Securities Administrator, the Indenture Trustee or the Noteholders for any action taken or for refraining from the taking of any action in good faith pursuant to the RMBS Master Servicing Agreement, provided, however, that this provision shall not protect the RMBS Master Servicer against any liability which would otherwise be imposed by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or by reason of its reckless disregard of its obligations and duties hereunder or its failure to perform its duties in material compliance with the RMBS Master Servicing Agreement (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to the RMBS Master Servicing Agreement). The RMBS Master Servicer and any director or officer or employee or agent of the RMBS Master Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any person respecting any matters arising thereunder. The RMBS Master Servicer and any director or officer or employee or agent of the RMBS Master Servicer shall be indemnified by the Trust Estate and held harmless against any loss, liability or expense incurred in connection with any legal action relating to the RMBS Master Servicing Agreement or any other transaction document other than any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties thereunder or by reason of its reckless disregard of its obligations and duties thereunder. The RMBS Master Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to master service the Mortgage Loans in accordance with the RMBS Master Servicing Agreement, and which in its opinion may involve it in any expense or liability; provided, however, that the RMBS Master Servicer may in its sole discretion undertake any such action which it may deem necessary or desirable in respect of the RMBS Master Servicing Agreement, and the rights and duties of the parties hereto and the interests of the noteholders thereunder. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Estate, and the RMBS Master Servicer shall be entitled to be reimbursed therefor.

The RMBS Master Servicer may assign its rights and delegate its duties and obligations under the RMBS Master Servicing Agreement; provided, that the person accepting such assignment or delegation shall be a person which is qualified to service mortgage loans on behalf of Fannie Mae or Freddie Mac, shall have a net worth of not less than $10,000,000, is reasonably satisfactory to the Indenture Trustee (as pledgee of the Mortgage Loans) and the Depositor, is willing to service the Mortgage Loans and executes and delivers to the Indenture Trustee and the Depositor an agreement, in form and substance reasonably satisfactory to the Depositor, which contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the RMBS Master Servicer under RMBS Master Servicing Agreement; provided, further, that each Rating Agency’s rating of the applicable Notes in effect immediately prior to such assignment and delegation will not be qualified, reduced, or withdrawn as a result of such assignment and delegation (as evidenced by a letter to such effect from each Rating Agency addressed and delivered to the Indenture Trustee) or considered to be below investment grade.

On page S-142 of the prospectus supplement, the following shall be added directly before “The Indenture”:

ELIGIBLE INVESTMENTS

The RMBS Servicer will be responsible for the servicing of the mortgage loans covered by the RMBS Servicing Agreement, and the RMBS Master Servicer will be required to monitor their performance. All collections of principal and interest on any mortgage loans, including but not limited to Principal Prepayments, Insurance Proceeds, Liquidation Proceeds (less amounts reimbursable to the RMBS Servicer out of Liquidation Proceeds in accordance with the RMBS Servicing Agreement), the Repurchase Price for any mortgage loans repurchased, and advances made from the RMBS Servicer’s own funds (less the RMBS Servicing Fee) will be deposited in the Protected Account, held by a designated depository institution and segregated on the books of such institution in the name of the Indenture Trustee for the benefit of Noteholders. To the extent provided in the Servicing Agreement, amounts on deposit in a Protected Account may be invested in Eligible Investments in the name of the Indenture Trustee on behalf of the Indenture Trustee for the benefit of Noteholders and not commingled with any other funds. Such Eligible Investments shall mature, or shall be subject to redemption or withdrawal, not later than the Business Day next preceding the RMBS Servicer Remittance Date next following the date of such investment, and shall be held until required for such deposit. The income earned from Eligible Investments made shall be paid to the RMBS Servicer under the RMBS Servicing Agreement, and the risk of loss of moneys required to be distributed to the Noteholders resulting from such investments shall be borne by and be the risk of the RMBS Servicer. The RMBS Servicer (to the extent provided in the RMBS Servicing Agreement) shall deposit the amount of any such loss in the Protected Account shall be deposited in the Protected Account by the RMBS Servicer on the Business Day prior to the RMBS Servicer Remittance Date.

Any one or more of the following obligations or securities held in the name of the Indenture Trustee for the benefit of the Noteholders will be considered a Eligible Investment:

(i)           obligations of or guaranteed as to principal and interest by the United States or any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States;

(ii)          repurchase agreements on obligations specified in clause (i) maturing not more than one month from the date of acquisition thereof, provided that the unsecured obligations of the party agreeing to repurchase such obligations are at the time rated by each Rating Agency in its highest short-term rating available;

(iii)         federal funds, certificates of deposit, demand deposits, time deposits and bankers’ acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers’ acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30 days) denominated in United States dollars of any U.S. depository institution or trust company incorporated under the laws of the United States or any state thereof or of any domestic branch of a foreign depository institution or trust company; provided that the debt obligations of such depository institution or trust company (or, if the only Rating Agency is Standard & Poor’s, in the case of the principal depository institution in a depository institution holding company, debt obligations of the depository institution holding company) at the date of acquisition thereof have been rated by each Rating Agency in its highest short-term rating available; and provided further that, if the only Rating Agency is Standard & Poor’s or Fitch Ratings and if the depository or trust company is a principal subsidiary of a bank holding company and the debt obligations of such subsidiary are not separately rated, the applicable rating shall be that of the bank holding company; and, provided further that, if the original maturity of such short-term obligations of a domestic branch of a foreign depository institution or trust company shall exceed 30 days, the short-term rating of such institution shall be A-1+ in the case of Standard & Poor’s if Standard & Poor’s is the Rating Agency;

(iv)         commercial paper (having original maturities of not more than 365 days) of any corporation incorporated under the laws of the United States or any state thereof which on the date of acquisition has been rated by Moody’s, Fitch Ratings and Standard & Poor’s in their highest short-term ratings available; provided that such commercial paper shall have a remaining maturity of not more than 30 days;

(v)           a money market fund or a qualified investment fund rated by Moody's in its highest long-term ratings available and rated AAAm or AAAm-G by Standard & Poor's, including any such funds for which Deutsche Bank National Trust Company (or any successor Indenture Trustee) or the Securities Administrator or any affiliate thereof serves as an investment advisor, manager, administrator, shareholder, servicing agent, and/or custodian or sub-custodian; and

(vi)         other obligations or securities that are acceptable to each Rating Agency as a Eligible Investment hereunder and will not reduce the rating assigned to any Class of Certificates by such Rating Agency below the lower of the then-current rating or the rating assigned to such Certificates as of the Closing Date by such Rating Agency, as evidenced in writing;

provided, however, that no instrument shall be an Eligible Investment if it represents, either (1) the right to receive only interest payments with respect to the underlying debt instrument or (2) the right to receive both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity greater than 120% of the yield to maturity at par of such underlying obligations.

On page S-144 of the prospectus supplement, the following shall be added after directly before “Assignment of Loans”:

TABLE OF FEES AND EXPENSES

The following table indicates the fees and expenses to be paid from the cash flows from the mortgage loans and other assets of the trust fund, while the Notes are outstanding.

All fees are applied to the outstanding aggregate principal balance of the mortgage loans.

Item	Fee	Paid From
RMBS Servicing Fee	(i) with respect to any mortgage loan with an original principal balance of less than or equal to $359,650, 0.375% per annum and (ii) with respect to each other mortgage loan, 0.250% per annum	Mortgage Loan Interest Collections
Indenture Trustee Fee	Investment Income	Payment Account
RMBS Master Servicing Fee	Investment Income	Securities Administrator Collection Account

On page S-147 of the prospectus supplement, the following shall be added after directly after “Legal Opinions”:

LEGAL PROCEEDINGS

There are no material legal proceedings pending against the Sponsor, the Depositor, the Indenture Trustee, the Issuing Entity, the RMBS Master Servicer, the RMBS Servicer, the Originator, the Securities Administrator, or with respect to which the property of any of the foregoing transaction parties is subject, that are material to the Noteholders. No legal proceedings against any of the foregoing transaction parties is known to be contemplated by governmental authorities, that are material to the Noteholders.

On page S-147 of the prospectus supplement, the following shall be added after directly before “Ratings”:

AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS

The Sponsor, the RMBS Servicer, the Issuing Entity and the Depositor are affiliated parties. There are no affiliations among the Sponsor, the RMBS Servicer and the Depositor and any of the Indenture Trustee or the RMBS Master Servicer.

There are currently no business relationships, agreements, arrangements, transactions or understandings between (a) the Sponsor, the Depositor or the Issuing Entity and (b) any of the parties referred to in the preceding sentence, or any of their respective affiliates, that were entered into outside the normal course of business or that contain terms other than would be obtained in an arm’s length transaction with an unrelated third party and that are material to the investor's understanding of the notes, or that relate to the notes or the pooled assets. No such business relationship, agreement, arrangement, transaction or understanding has existed during the past two years.

On page S-148 of the prospectus supplement, the following shall be added after the fourth paragraph under “Ratings”:

The Rating Agencies have stated that it is their standard policy to monitor ratings on publicly offered securities for which a rating has been provided, as to each rating agency rating each class of offered notes in accordance with the Rating Agencies’ particular surveillance policies, unless the Issuing Entity requests a rating without surveillance. A rating agency will monitor the rating it issues on an ongoing basis and may update the rating after conducting its regular review of the Issuing Entity’s creditworthiness or after conducting a review of the status of the rating upon becoming aware of any information that might reasonably be expected to result in a change of rating. The Depositor has not requested that any Rating Agency not monitor their ratings of the offered notes, and the Depositor has not requested that any Rating Agency use any monitoring procedures other than their standard monitoring procedures.

On page S-148 of the prospectus supplement, the following shall be added after directly before “Legal Investment”:

AVAILABLE INFORMATION

The Depositor is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Reports and other information filed by the depositor can be inspected and copied at the Public Reference Room maintained by the Commission at 100 F Street, NE, Washington, DC 20549, and its Regional Offices located as follows: Chicago Regional Office, 500 West Madison, 14th Floor, Chicago, Illinois 60661; New York Regional Office, 233 Broadway, New York, New York 10279. Copies of the material can also be obtained from the Public Reference Section of the Commission, 100 F Street, NE, Washington, DC 20549, at prescribed rates, and electronically through the Commission’s Electronic Data Gathering, Analysis and Retrieval system at the Commission’s Website (http://www.sec.gov). Information about the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at (800) SEC-0330. Exchange Act reports as to any series filed with the Commission will be filed under the issuing entity’s name. The Depositor does not intend to send any financial reports to security holders.

The Issuing Entity’s annual reports on Form 10-K (including reports of assessment of compliance with the AB Servicing Criteria, attestation reports, and statements of compliance, discussed in “Description of the Securities — Reports to Securityholders” and “Servicing of Mortgage Loans — Evidence as to Compliance”, required to be filed under Regulation AB), current reports on Form 8-K and amendments to those reports, together with such other reports to security holders or information about the securities as shall have been filed with the Commission will be posted on the Securities Administrator’s internet web site as soon as reasonably practicable after it has been electronically filed with, or furnished to, the Commission. The address of the website is: www.ctslink.com. Periodic reports will continue to be filed on Form 8-K after January 1, 2006.

This prospectus does not contain all of the information set forth in the registration statement (of which this prospectus forms a part) and exhibits thereto which the depositor has filed with the Commission under the Securities Act and to which reference is hereby made.

REPORTS TO SECURITYHOLDERS

1.            So long as the Issuing Entity is required to file reports under the Exchange Act, those reports will be made available as described above under “Available Information”.

2.            If the issuing entity is no longer required to file reports under the Exchange Act, periodic distribution reports will be posted on the Securities Administrator’s website referenced above under “Available Information” as soon as practicable.

The tables regarding the Group VI Loans under the section entitled “Schedule A—Certain Characteristics of the Initial Mortgage Loans and Initial HELOCs” in the prospectus supplement shall be deleted in their entirety and replaced with the following tables, which reflect information regarding the Group VI Loans as of January 1, 2006.

Principal Balances of the Mortgage Loans at Origination in Group VI

Original Principal Balance	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
$ 0 – $ 27,719	1	$ 21,443	0.00%	80.00%	637
$ 27,720 – $ 50,000	72	3,016,215	0.30	78.40	686
$ 50,000 – $ 100,000	743	58,834,948	5.89	75.11	707
$ 100,001 – $ 150,000	1,342	168,419,679	16.87	75.90	711
$ 150,001 – $ 200,000	1,125	196,696,994	19.70	76.20	712
$ 200,001 – $ 250,000	880	196,270,762	19.66	75.85	711
$ 250,001 – $ 300,000	644	176,507,757	17.68	75.64	713
$ 300,001 – $ 350,000	436	141,081,986	14.13	75.33	714
$ 350,001 – $ 400,000	130	46,622,009	4.67	72.47	714
$ 400,001 – $ 600,000	21	9,658,594	0.97	76.63	715
$ 600,001 – $ 800,000	2	1,284,885	0.13	73.01	754
Total	5,396	$ 998,415,272	100.00%	75.63%	712

Minimum Original Principal Balance:	$21,600
Maximum Original Principal Balance:	$665,000
Average Original Principal Balance:	$185,782

Scheduled Principal Balances of the Mortgage Loans as of the

Cut-Off Date in Group VI

Scheduled Principal Balance	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
$ 0 – $ 26,902	4	$ 85,015	0.01%	67.62%	729
$ 26,903 – $ 50,000	76	3,187,315	0.32	78.12	688
$ 50,001 – $ 100,000	745	59,165,830	5.93	75.11	708
$ 100,001 – $ 150,000	1,347	169,484,297	16.98	75.94	711
$ 150,001 – $ 200,000	1,123	196,963,933	19.73	76.16	712
$ 200,001 – $ 250,000	883	197,830,036	19.81	75.80	711
$ 250,001 – $ 300,000	636	174,876,433	17.52	75.55	713
$ 300,001 – $ 350,000	432	140,214,536	14.04	75.52	714
$ 350,001 – $ 400,000	127	45,664,398	4.57	72.41	714
$ 400,001 – $ 600,000	21	9,658,594	0.97	76.63	715
$ 600,001 – $ 800,000	2	1,284,885	0.13	73.01	754
Total	5,396	$ 998,415,272	100.00%	75.63%	712

Minimum Scheduled Principal Balance:	$19,931
Maximum Scheduled Principal Balance:	$665,000
Average Scheduled Principal Balance:	$185,029

Mortgage Rates of the Mortgage Loans as of the Cut-Off Date in Group VI

Mortgage Interest Rates (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
3.625% – 4.000%	1	$ 274,917	0.03%	80.00%	663
4.001% – 4.500%	13	3,272,892	0.33	79.43	697
4.501% – 5.000%	434	91,822,864	9.20	75.30	728
5.001% – 5.500%	1,310	272,826,770	27.33	74.18	725
5.501% – 6.000%	1,727	322,697,158	32.32	73.55	715
6.001% – 6.500%	786	138,909,188	13.91	77.78	698
6.501% – 7.000%	659	104,764,900	10.49	79.72	690
7.001% – 7.500%	347	47,711,765	4.78	80.94	685
7.501% – 8.000%	119	16,134,818	1.62	81.83	676
Total	5,396	$ 998,415,272	100.00%	75.63%	712

Minimum Mortgage Interest Rate:	3.875%
Maximum Mortgage Interest Rate:	8.000%
Weighted Average Mortgage Interest Rate:	5.867%

Original Loan-to-Value Ratios* in Group VI

Original Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
6.86% – 50.00%	127	$ 24,137,708	2.42%	40.53%	729
50.01% – 55.00%	56	10,852,453	1.09	52.98	736
55.01% – 60.00%	87	18,262,800	1.83	57.91	726
60.01% – 65.00%	139	28,734,156	2.88	63.16	714
65.01% – 70.00%	1,257	223,800,145	22.42	69.63	716
70.01% – 75.00%	398	75,920,097	7.60	74.17	707
75.01% – 80.00%	3,010	560,644,428	56.15	79.77	712
80.01% – 85.00%	25	4,589,747	0.46	84.26	687
85.01% – 90.00%	139	24,456,378	2.45	89.61	686
90.01% – 95.00%	153	26,255,275	2.63	94.81	684
95.01% –100.00%	5	762,087	0.08	99.38	582
Total	5,396	$ 998,415,272	100.00%	75.63%	712

Weighted Average Original Loan-to-Value Ratio: 75.63%

*Original Loan-to-value ratios are calculated by taking the Original Principal Balance and dividing the lesser of the original appraised value and sales price of the property.

Geographic Distribution* of the Mortgage Properties in Group VI

Geographic Distribution	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
Arizona	459	$ 76,384,768	7.65%	76.74%	714
California	654	172,341,214	17.26	72.10	715
Colorado	242	43,583,874	4.37	75.78	720
Florida	425	71,132,701	7.12	77.95	707
Georgia	163	25,487,161	2.55	78.72	714
Illinois	640	123,092,051	12.33	75.23	712
Maryland	286	59,493,430	5.96	75.65	707
Michigan	215	26,140,378	2.62	76.57	697
Nevada	218	45,525,958	4.56	75.70	707
New York	95	24,181,737	2.42	72.52	709
North Carolina	275	36,379,525	3.64	77.76	716
Oregon	175	30,386,754	3.04	76.72	717
Virginia	194	41,858,312	4.19	76.17	717
Washington	122	24,401,599	2.44	77.43	711
Other	1,233	198,025,809	19.83	76.58	711
Total	5,396	$ 998,415,272	100.00%	75.63%	712

*No more than approximately 0.677% of Loan Group VI by cut-off date principal balance will be secured by properties located in any one zip code area.

Credit Scores as of the Date of Origination of the Mortgage Loans in Group VI

Range of Credit Scores	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
520 – 581	5	$ 850,061	0.09%	83.70%	534
582 – 600	2	387,549	0.04	78.44	595
601 – 620	20	3,437,962	0.34	69.25	616
621 – 640	284	49,122,569	4.92	79.42	631
641 – 660	392	68,369,070	6.85	77.56	651
661 – 680	765	138,098,006	13.83	76.82	670
681 – 700	881	162,323,850	16.26	75.62	690
701 – 720	849	158,902,554	15.92	75.21	710
721 – 740	687	130,112,129	13.03	75.92	730
741 – 760	632	116,185,057	11.64	74.77	750
761 – 780	501	100,722,110	10.09	74.11	770
781 – 800	308	56,434,882	5.65	73.44	789
Greater than 801	70	13,469,472	1.35	70.93	807
Total	5,396	$ 998,415,272	100.00%	75.63%	712

Weighted Average Credit Score:	712

Property Types of the Mortgage Properties in Group VI

Property Type	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
3-4 Family	206	$ 50,217,811	5.03%	73.60%	715
Condominium	741	134,873,737	13.51	76.45	720
Cooperative	6	1,232,129	0.12	59.86	766
PUD	1,349	261,215,308	26.16	76.42	714
Single Family	2,873	509,908,556	51.07	75.35	709
Two Family	221	40,967,731	4.10	74.20	711
Total	5,396	$ 998,415,272	100.00%	75.63%	712

Occupancy Status of Mortgage Properties in Group VI

Occupancy Status	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
Investor	1375	$ 197,437,542	19.78%	73.46%	716
Primary	3824	764,315,426	76.55	76.24	711
Second Home	197	36,662,305	3.67	74.52	716
Total	5396	$ 998,415,272	100.00%	75.63%	712

Loan Purpose of the Mortgage Loans in Group VI

Loan Purpose	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
Cash-Out Refinance	1,375	$ 264,912,429	26.53%	71.98%	702
Purchase	3358	608,879,480	60.98	77.64	718
Rate/Term Refinance	663	124,623,363	12.48	73.53	707
Total	5,396	$ 998,415,272	100.00%	75.63%	712

Documentation Type of the Mortgage Loans in Group VI

Documentation Type	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
Full/Alternative Documentation	2,456	$ 464,773,333	46.55%	76.38%	717
Stated Documentation	2,237	409,179,930	40.98	74.71	709
No Documentation	703	124,462,010	12.47	75.85	704
Total	5,396	$ 998,415,272	100.00%	75.63%	712

Original Terms to Stated Maturity of the Mortgage Loans in Group VI

Stated Original Term	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
360 Months	5,396	$ 998,415,272	100.00%	75.63%	712
Total	5,396	$ 998,415,272	100.00%	75.63%	712

Minimum Original Term to Stated Maturity (Months):	360
Maximum Original Term to Stated Maturity (Months):	360
Weighted Average Original Term to Stated Maturity (Months):	360

Remaining Terms to Stated Maturity of the Mortgage Loans as of the Cut Off Date in Group VI

Stated Remaining Term	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding As of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
169 – 348 Months	680	$ 122,638,181	12.28%	75.74%	708
349 – 433 Months	4,716	875,777,091	87.72	75.61	713
Total	5,396	$ 998,415,272	100.00%	75.63%	712

Minimum Remaining Term to Stated Maturity (Months):	331
Maximum Remaining Term to Stated Maturity (Months):	351
Weighted Average Remaining Term to Stated Mat. (Months):	350

Index of the Mortgage Loans in Group VI

Index	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
6 Month LIBOR	3,590	$ 617,305,171	61.83%	75.60%	705
1 Year CMT	6	850,723	0.09	94.30	599
1 Year LIBOR	1,800	380,259,379	38.09	75.62	724
Total	5,396	$ 998,415,272	100.00%	75.63%	712

Months to Next Rate Adjustment* of the Mortgage Loans in Group VI

Next Rate Adjustment	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
31 – 40	3	$ 622,437	0.06%	82.05%	674
41 – 50	3,729	685,556,081	68.66	75.67	712
51 – 60	1,662	311,915,918	31.24	75.52	712
61 – 70	1	232,200	0.02	89.98	785
71 or greater	1	88,637	0.01	50.62	742
Total	5,396	$ 998,415,272	100.00%	75.63%	712

Weighted Average Next Rate Adjustment (Months):	50

*Months to next rate adjustment is calculated by using the first rate adjustment date for the loans still in a hybrid period and by using next rate adjustment for loans that are fully indexed.

Rate Adjustment Frequency of the Mortgage Loans in Group VI

Rate Adjustment Frequency	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
6 Months	3,590	$ 617,305,171	61.83%	75.60%	705
12 Months	1,806	381,110,102	38.17	75.67	724
Total	5,396	$ 998,415,272	100.00%	75.63%	712

Maximum Lifetime Mortgage Rate of the Mortgage Loans in Group VI

Maximum Mortgage Rate (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
8.625% - 9.000%	1	$ 274,917	0.03%	80.00%	663
9.001% - 9.500%	13	3,272,892	0.33	79.43	697
9.501% - 10.000%	429	90,328,465	9.05	75.39	728
10.001% - 10.500%	1,308	272,283,978	27.27	74.20	726
10.501% - 11.000%	1,726	323,058,032	32.36	73.55	715
11.001% - 11.500%	786	138,815,780	13.90	77.73	698
11.501% - 12.000%	665	105,898,425	10.61	79.61	690
12.001% - 12.500%	349	48,347,965	4.84	80.89	685
12.501% - 13.000%	118	16,014,818	1.60	81.84	676
13.501% or greater	1	120,000	0.01	79.95	651
Total	5,396	$ 998,415,272	100.00%	75.63%	712

Weighted Average Maximum Mortgage Rate:	10.871%

Periodic Rate Cap of the Mortgage Loans in Group VI

Periodic Rate Cap (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
1.000%	3,590	$ 617,305,171	61.83%	75.60%	705
2.000%	1,806	381,110,102	38.17	75.67	724
Total	5,396	$ 998,415,272	100.00%	75.63%	712

Weighted Average Periodic Rate Cap: 1.382%

Initial Rate Cap of the Mortgage Loans in Group VI

Initial Rate Cap (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
3.000%	16	$ 3,926,915	0.39%	70.63%	719
5.000%	5,380	994,488,357	99.61	75.65	712
Total	5,396	$ 998,415,272	100.00%	75.63%	712

Weighted Average Initial Rate Cap: 4.992%

Gross Margin of the Mortgage Loans in Group VI

Gross Margin (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
0.000%– 2.249%	2	$ 421,100	0.04%	72.27%	708
2.250%– 2.499%	3,014	592,427,181	59.34	74.37	723
2.500%– 2.749%	367	78,467,947	7.86	70.93	715
2.750%– 2.999%	12	2,327,198	0.23	83.24	674
3.000%– 3.249%	7	1,443,594	0.14	65.14	759
3.250%– 3.499%	6	1,799,336	0.18	69.54	732
3.500%– 3.749%	5	805,306	0.08	71.12	691
3.750%– 3.999%	2	625,155	0.06	72.82	684
5.000%– 5.249%	1,975	319,049,722	31.96	79.15	692
5.250%– 5.499%	4	754,017	0.08	82.80	686
6.000% – 6.249%	2	294,715	0.03	74.11	671
Total	5,396	$ 998,415,272	100.00%	75.63%	712

Weighted Average Gross Margin: 3.158%

Prepayment Penalty of the Mortgage Loans in Group VI

Prepayment Penalty	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
No Prepayment	4821	$ 906,829,689	90.83%	75.23%	714
1 Year	11	2,166,589	0.22	77.34	703
2 Years	560	88,485,766	8.86	79.58	689
3 Years	4	933,229	0.09	78.81	716
Total	5396	$ 998,415,272	100.00%	75.63%	712

Product Type of the Mortgage Loans in Group VI

Product Type	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
2/6 Hybrids	2	$ 308,114	0.03%	76.28%	756
5/1 Hybrids	1,805	381,027,265	38.16	75.67	724
5/6 Hybrids	3,587	616,759,057	61.77	75.60	705
7/1 Hybrids	2	320,837	0.03	79.11	773
Total	5,396	$ 998,415,272	100.00%	75.63%	712

Interest Only Feature of the Mortgage Loans in Group VI

Interest Only Feature	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
None	795	$ 122,982,269	12.32%	77.31%	703
5 Years	4,600	875,200,803	87.66	75.39	713
7 Years	1	232,200	0.02	89.98	785
Total	5,396	$ 998,415,272	100.00%	75.63%	712

Historical Delinquency of the Mortgage Loans in Group VI Since Origination

Historical Delinquency	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans	Weighted Average Original Loan-to-Value Ratio	Weighted Average Credit Score
Never delinquent	5,293	$ 982,684,430	98.42%	75.35%	710
Currently 30 days DQ	41	$ 6,701,674	0.67%	78.67%	681
Currently 60 days DQ	17	$ 2,392,977	0.24%	75.40%	698
Currently 90 days DQ	5	$ 643,850	0.06%	77.47%	687
Currently 120 days DQ	4	$ 789,088	0.08%	69.00%	677
Currently 150 days DQ	8	$ 950,993	0.10%	74.79%	674
Currently 180 days DQ	10	$ 1,172,473	0.12%	80.27%	698
Currently 210 days DQ	18	$ 3,079,787	0.31%	81.71%	691
Currently in foreclosure	40	$ 5,851,141	0.59%	79.27%	687
Currently in bankruptcy	19	$ 3,073,288	0.31%	76.78%	690
Currently held as REO property	2	$ 440,000	0.04%	80.00%	713
Total	5,396	$ 998,415,272	100.00%	75.63%	712

On page S-179 of the prospectus supplement, the following defined term shall be added after “RMBS Servicer”:

RMBS Servicer Remittance Date — The eighteenth (18th) calendar day of each month or, if such eighteenth (18th) day is not a Business Day, then the Business Day immediately preceding such eighteenth (18th) day of the month.

On page S-181 of the prospectus supplement, the defined term “Seller” shall be deleted in its entirety.

On page S-181 of the prospectus supplement, the following defined term shall be added after “Servicing Agreement”:

Sponsor — American Home Mortgage Acceptance, Inc., an affiliate of the RMBS Servicer and the Depositor.

Goldman, Sachs & Co.

This supplement may be used to offer or sell the notes offered hereby only if accompanied by the prospectus supplement and prospectus.

Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the Notes offered by this supplement and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Notes, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus for 90 days after the date of this prospectus supplement.